Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this ___8__ day of March, 2024, by and between BAR HARBOR BANKSHARES, a Maine corporation with its headquarters located in Bar Harbor, Maine (the “Company”), BAR HARBOR BANK & TRUST, a wholly-owned subsidiary of the Company (the “Bank”) (together, the “Employer”), and JOSEPHINE IANNELLI, residing at the address on file with the Employer (the “Executive”).

W I T N E S E T H:

WHEREAS, the Employer desires to continue employing the Executive, and the Executive desires to continue such employment upon the terms and conditions set forth herein, including, without limitation, the restrictive covenants in Sections 10 and 11 herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.DEFINITIONS.

1.1 “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty, no contest or nolo contendere to, or enters into a pre-trial diversion program in connection with, any crime or criminal offense involving dishonesty, breach of trust, money laundering, or the illegal manufacture, sale or distribution of, or trafficking in, controlled substances; (ii) the Executive’s gross or willful misconduct, gross or willful negligence, or gross insubordination in connection with the performance of her duties, functions or responsibilities for the Employer; (iii) the Executive engages in or commits an act of fraud, misappropriation, material dishonesty, theft, embezzlement, conversion, self-dealing, obtaining funds or property under false pretenses, or other material malfeasance against or in connection with the business of the Company, the Bank, or any of their subsidiaries or affiliates; (iv) the Executive breaches any fiduciary duty she owes to the Employer; (v) the Executive materially violates any federal, state or local securities or banking laws, rules or regulations, or any rules or regulations of any applicable regulatory or self-regulatory organization, and such violation, if curable under the circumstances (as determined by the Employer, in its reasonable discretion), is not cured to the Employer’s reasonable satisfaction within thirty (30) days after the Executive’s receipt of written notice of such breach (the “Cause Cure Period”); (vi) the Executive’s material breach of the Company’s drug and alcohol use, harassment and discrimination-free work environment, or workplace violence policies, or any other similarly material written policy or rule of the Employer, and such breach, if curable under the circumstances (as determined by the Employer, in its reasonable discretion), is not cured to the Employer’s reasonable satisfaction within the Cause Cure Period; and/or (vii) the Executive’s material breach of Section 10 or Section 11 of this Agreement and such breach, if curable under the circumstances (as determined by the Employer, in its reasonable discretion), is not cured to the Employer’s reasonable satisfaction within the Cause Cure Period. For purposes of clauses (v), (vi) and (vii) of this paragraph, if the Executive cures the specified violation or breach during the Cause Cure Period, Cause shall be deemed not to have occurred, provided that the Executive may cure a specific violation or breach for which she is entitled to notice only one (1) time and, if the same violation breach occurs again, the violation or breach shall constitute Cause.

1.2 “Change in Control” shall mean the occurrence of any one of the following events:

1.2.1

Any person, including a group (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing more than fifty percent (50%) of the combined voting power of the Company’s or the Bank’s then outstanding securities, other than as a result of an issuance of securities initiated by the Company or the Bank in the ordinary course of its business; or

1.2.2

The Company or the Bank is party to a Business Combination (as hereinafter defined) unless, following consummation of the Business Combination, more than fifty percent (50%) of the outstanding voting securities of the resulting entity are beneficially owned, directly or indirectly, by the holders of the Company’s or the Bank’s outstanding voting securities immediately prior to the Business Combination in substantially the same proportions as those existing immediately prior to the Business Combination; or

1.2.3

The stockholders of the Company or the Bank approve a plan of complete liquidation of the Company or the Bank or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets to another person or entity that is not a wholly-owned subsidiary of the Company or the Bank.

For purposes of this Section 1.2, a Business Combination means any cash tender or exchange offer, merger or other business combination, sale of stock, or sale of all or substantially all of the assets, or any combination of the foregoing transactions.

For purposes of this Section 1.2, a Change in Control shall exclude any internal corporate change, reorganization, or other such event, and a purchase of securities or assets of the Company or the Bank by any employee benefit plan maintained by the Company or the Bank, which occurred prior to or may occur following the Effective Date of this Agreement.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

1.4 “Confidential Information” shall mean any and all information and compilations of information, in whatever form or medium (including any copies thereof), relating to any part of the business of the Company, the Bank, or any of their subsidiaries or affiliates, or the business of their customers, provided to the Executive, or which the Executive obtained, compiled or had access to, or had obtained or compiled on her behalf, which information or compilations of information are not a matter of public record or generally known or available to the public, including, without limitation, but subject to the foregoing, the following:

1.4.1	Financial information regarding the Company, the Bank, or any of their subsidiaries or affiliates;
1.4.2

Subject to applicable law, personnel data, including compensation arrangements relating to any employees of the Company, the Bank, or any of their subsidiaries or affiliates (excluding data regarding the Executive that is part of her personnel file);

1.4.3	Internal plans, practices, and procedures of the Company, the Bank, or any of their subsidiaries or affiliates;
1.4.4

The names, personal identifying information, portfolio information, investment strategies, requirements, lending, deposit or other account information, or any similar information, of any customers, clients, or prospects of the Company, the Bank, or any of their subsidiaries or affiliates;

1.4.5	Business methods and marketing strategies of the Company, the Bank, or any of their subsidiaries or affiliates;
1.4.6	Any other information expressly identified to Executive as confidential by the officers and directors of the Company, the Bank, or any of their subsidiaries or affiliates; and
1.4.7	The terms and conditions of this Agreement and any documents or instruments executed in connection herewith that are not of public record.

1.5 “Disability” shall mean a condition: (a) which causes the Executive to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months; or (b) which results in her receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months, income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Disability shall be deemed to exist only when the disability has been certified to the Board of Directors of the Company by a licensed physician approved by the Board of Directors of the Company.

1.6 “Effective Date” shall mean the close of business on March__8__, 2024.

1.7 “Good Reason” shall mean the occurrence of one or more of the following events without the consent of the Executive:

1.7.1	A material diminution in the Executive’s Base Compensation;
1.7.2	A material diminution or adverse change in the Executive’s authority, duties, or responsibilities;
1.7.3	A material diminution or adverse change in the authority, duties, or responsibilities. This would include reporting to a Corporate Officer other than the CEO;
1.7.4	A material diminution or adverse change in the budget over which the Executive retains authority;

1.7.5

A material change in the geographic location at which the Executive must perform a substantial portion of her services, which for purposes of this Agreement means a location that is more than one hundred (100) miles from Bar Harbor, Maine;

1.7.6

Any other action or inaction that constitutes a material breach by the Employer of this Agreement or any other agreement under which the Executive provides services to the Employer or the Employer provides compensation or benefits to Executive; or

1.7.7If the Employer delivers a Notice of Termination for Cause to the Executive pursuant to Section 7.1 and it is determined by an arbitrator pursuant to Section 13.4 that grounds for termination for Cause did not in fact exist.

1.8 “Notice of Termination” shall mean the written communication provided to the other party in the event of the Executive’s termination of employment (i) by the Employer for Cause or on account of the Executive’s Disability or (ii) by the Executive for Good Reason. A Notice of Termination must indicate the specific provisions in this Agreement upon which the applicable party relies as the basis for the Executive’s termination of employment and must also set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination of employment under the provisions so indicated.

1.9 “Standard Restrictive Period” shall mean the period commencing on the Effective Date and terminating on the one (1) year anniversary of the Executive’s termination of employment with the Company, the Bank, and all of their subsidiaries and affiliates, regardless of reason and whether or not pursuant to this Agreement.

1.10 “Noncompetition Restrictive Period” shall mean the period commencing six (6) months following the Effective Date and terminating on the one (1) year anniversary of the Executive’s termination of employment with the Company, the Bank, and all of their subsidiaries and affiliates, regardless of reason and whether or not pursuant to this Agreement.

2.EMPLOYMENT.

As of the Effective Date, the Employer hereby continues to employ the Executive, and the Executive hereby agrees to continue her employment with the Employer, as the Chief Financial Officer of the Company, the Bank, Bar Harbor Trust Services, and other subsidiaries and affiliates of the Company and/or the Bank (the “Company Group”), on the terms and conditions specified herein.

3.TERM OF EMPLOYMENT.

3.1 Term. The Executive’s employment shall be for a term of three (3) years commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”), unless terminated sooner pursuant to this Agreement. The Employer agrees to notify the Executive not less than one hundred and twenty (120) days prior to the third anniversary of the Effective Date if it does not intend to extend the Executive’s employment.

3.2 Extension. In the absence of notice of intent not to extend this Agreement by the Employer, the Agreement shall be deemed automatically extended for additional one (1) year terms commencing on the applicable anniversary of the Effective Date. After the initial extension of the Term, the Employer agrees to a like notice period and subsequent extensions of this Agreement, unless and until the Employer and the Executive shall mutually agree to modify the terms of this Agreement. During any extension of this Agreement, as provided herein, all other provisions of this Agreement shall remain in effect.

3.3 Expiration. Upon expiration of this Agreement, pursuant to a notice of intention not to extend in accordance with Section 3.1, the Executive’s employment with the Employer shall cease, and this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.1.

4.RESPONSIBILITIES AND OTHER ACTIVITIES.

The Executive shall remain employed as the Chief Financial Officer of the Company Group as of the Effective Date. In such roles, the Executive shall continue to undertake the overall management, responsibilities, and duties related to these positions as defined by the Board of Directors of the Company, the Bank, or the member(s) of the Company Group, as applicable, and summarized in the job description attached hereto as Exhibit C. The Executive shall faithfully perform the duties of her positions as described herein; shall devote substantially all of her business time and energies to the business and affairs of the Company Group; and shall use her best efforts, skills, and abilities to promote the Company Group’s interests. The Executive may not engage in any business activities or render any services of a business, commercial, or professional nature (whether or not for compensation) that would adversely affect the Executive’s performance of her responsibilities and duties hereunder or conflict with the business of the Company Group for the benefit of any person or entity, unless the Executive receives the prior written consent of the Employer.

5.COMPENSATION.

5.1. Base Compensation. The Employer shall pay the Executive an annual base salary of Four Hundred Fifty-nine Thousand Dollars ($459,000) (“Base Compensation”). The Base Compensation shall be paid in substantially equal installments in accordance with the Employer’s compensation policies and procedures on the payroll dates established by the Employer for its senior executive officers. The Base Compensation shall be reviewed annually by the Compensation Committee of the Company’s Board of Directors and may be adjusted in the Company’s sole discretion, provided that the Base Compensation may not be adjusted downwards during the Term.

5.2. Other Compensation.

5.2.1The Executive shall be a participant in the Company’s Annual Incentive Plan, as may be amended from time to time in the Company’s sole discretion.

5.2.2	The Executive shall be a participant in the Company’s Long Term Incentive Plan, as may be amended from time to time in the Company’s sole discretion.
5.2.3

The Executive shall be eligible to participate in any performance compensation plans agreed upon by the parties during the Term of this Agreement in concert with the Employer’s evolving goals and objectives.

6.OTHER BENEFITS.

6.1 Benefits. The Executive shall be eligible to participate in such medical, dental, disability, retirement, life insurance, and other employee benefits on the same basis as may be provided to other similarly-situated employees of the Employer. As to all other benefits to which the Executive may be entitled in parity with all other employees, such benefits may be created, changed, or terminated from time to time in the Employer’s sole discretion.

6.2 Paid Time Off. The Executive shall be entitled to reasonable paid time off (“PTO”), which shall encompass and include vacations and sick leave, consistent with the Employer’s current or established PTO policies.

6.3 Additional Benefits. The Employer further agrees to provide the Executive with use of a Company owned vehicle, in accordance with the policies of the Employer for its similarly situated executive employees (which amount and policies may be amended by the Employer from time to time), for all costs associated with the purchase or lease of a motor vehicle (including all lease, maintenance, insurance, gas and other charges or expenses). The Employer shall also pay the cost of all dues associated with the Executive’s membership to an area golf, yacht, or tennis club as well as the cost of the reasonable travel expenses associated with the Executive’s spouse’s attendance at business conferences with the Executive, with the value of such benefits imputed to the Executive according to applicable tax requirements. Between the Effective Date and the first day of the month next following thirty (30) days from the Effective Date, the Employer shall also reimburse the Executive for her share of costs for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if any.

6.4 Reimbursements. The Employer shall reimburse the Executive for all ordinary and necessary business expenses described in Code Section 62(a)(2)(A) which are incurred by the Executive in the performance of her duties hereunder and which are subject to reimbursement in accordance with the Employer’s expense reimbursement policy, as in effect from time to time; provided, however, that: (i) such expenses shall be reimbursed no later than the end of the calendar year following the calendar year in which the expenses were incurred, with the expectation that such amounts shall be reimbursed by the end of the calendar month following the year in which the expenses were incurred; (ii) the amount of such expenses eligible for reimbursement in one calendar year cannot affect the amount of such expenses eligible for reimbursement in another calendar year; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

7.TERMINATION.

This Agreement may terminate prior to the expiration of the Term in accordance with this Section 7.

7.1 By the Employer For Cause. The Employer may elect to terminate this Agreement and to terminate the Executive’s employment at any time for Cause. Such termination shall be effective immediately upon Notice of Termination to the

Executive. If the Employer terminates the Executive’s employment for Cause during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.2.

7.2 By the Employer Without Cause. The Employer may elect to terminate this Agreement and to terminate the Executive’s employment at any time by giving the Executive thirty (30) days’ prior written notice of her termination of employment. The Executive’s termination of employment shall occur on the date specified in such written notice. If the Employer terminates the Executive’s employment without Cause during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Sections 8.3 and 8.5.

7.3 By the Executive without Good Reason. The Executive may elect to terminate this Agreement and to voluntarily resign her employment at any time for any reason by giving the Employer not less than thirty (30) days’ prior written notice of her termination of employment. The Executive’s termination of employment shall occur on the date specified in such written notice, unless the Employer elects, in its sole discretion, to terminate the Executive’s employment as of a date prior thereto. If the Executive terminates this Agreement pursuant to this Section 7.3 during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.2.

7.4 By the Executive for Good Reason. The Executive may elect to terminate this Agreement and her employment for Good Reason. Before the Executive may terminate this Agreement for Good Reason, the Executive must provide the Employer with a Notice of Termination describing the existence of the condition or conditions giving rise to Good Reason no later than ninety (90) days after the date of the initial occurrence of such condition or conditions, and the Employer must have failed to remedy such condition or conditions within the thirty (30)-day period following such Notice of Termination. If the Executive terminates this Agreement for Good Reason during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Sections 8.3 and 8.5.

7.5 Death. The Executive’s employment shall terminate on account of the Executive’s death. If the Executive’s employment is terminated on account of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s estate or other legal representatives under this Agreement, except as provided under Section 8.4.

7.6 Disability. The Employer may elect to terminate this Agreement and to terminate the Executive’s employment on account of the Executive’s Disability. Such termination shall be effective immediately upon Notice of Termination to the Executive. If the Executive’s employment is terminated on account of the Executive’s Disability during the Term, this Agreement shall terminate without further obligations to the Executive, except as provided under Section 8.4.

8.PAYMENTS TO EXECUTIVE UPON TERMINATION.

8.1 Generally. Regardless of the reason for any termination of this Agreement and subject to this Section 8, the Executive (or the Executive’s estate or other legal representatives if the Agreement terminates on account of the Executive’s death) shall be entitled to receive (together, “Accrued Benefits”):

8.1.1

Payment of the Executive’s earned but unpaid Base Compensation (including, without limitation, all items which constitute wages under applicable law) as of the effective date of the Executive’s termination of employment, with such payment to be made in accordance with the Employer’s compensation policies and procedures but in no event later than the date required by applicable law;

8.1.2	Payment of the Executive’s earned but unused PTO as of the effective date of the Executive’s termination of employment, with such payment to be made in accordance with the Employer’s PTO policy; and
8.1.3

All rights and benefits (if any) to which the Executive is entitled due to her termination of employment as required, independent of this Agreement, by the terms of any employee benefit plans and programs of the Company or of the Bank in existence as of the date of the Executive’s termination of employment, such as all Executive Annual Incentive Programs and the Long-Term Executive Incentive Plans or any other Company or Bank incentive plans, with such rights and benefits to be determined in accordance with the terms of such plans and programs then in place and as many be amended from time to time in the Company’s sole discretion.

8.2 Termination by the Employer for Cause or by the Executive without Good Reason. If the Employer terminates the Executive’s employment for Cause pursuant to Section 7.1 or the Executive terminates her employment without Good Reason pursuant to Section 7.3, the Executive shall be entitled to receive payment of her Accrued Benefits.

8.3 Termination by the Employer without Cause or by the Executive for Good Reason. If the Employer terminates the Executive’s employment without Cause pursuant to Section 7.2 or the Executive terminates her employment for Good

Reason pursuant to Section 7.4, or if the Employer fails to renew this Agreement following the initial Term, the Executive shall be entitled, subject to Section 8.7, to receive:

8.3.1	Payment of her Accrued Benefits;
8.3.2

A lump sum payment equal to either (i) three (3) times the Executive’s Base Compensation as of the effective date of the Executive’s termination of employment in the event the Employer terminates the Executive’s employment without Cause pursuant to Section 7.2 or the Executive terminates her employment for Good Reason pursuant to Section 7.4, or

(ii) three (3) times the Executive’s Base Compensation as of the effective date of the Executive’s termination of employment in the event the Employer fails to renew this Agreement following the initial Term, with any such payment to be made as soon as reasonably practicable following the date as of which all requirements for payment have been satisfied (including, but not limited to, the execution and delivery of a Release, as described and defined in Section 8.7, and the passage of any applicable revocation period); provided, however, that, if payable, payment shall be made no later than the end of the “applicable 2 1⁄2 month period” (as that phrase is used for purposes of the short-term deferral exemption to Code Section 409A found in Treasury Regulation Section 1.409A-1(b)(4); and

8.3.3

A lump sum payment in an amount equal to the Employer’s share of monthly premium contributions for medical, health, dental, and vision insurance benefits for the Executive and her eligible dependents, if any, for a period of thirty-six (36) months, calculated based upon the Employer’s share of monthly premium contributions for such benefits as of the date of the Executive’s termination of employment. Any taxable cash payments under this Section 8.3.3 are intended to be separation pay that is exempt from Code Section 409A by reason of the exemption for certain separation pay set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii).

If the Executive shall die prior to the receipt of all such payments under this Section 8.3, the remainder of such payments shall be paid to her surviving spouse or, if she has no surviving spouse, to her estate.

Notwithstanding the above, any amounts payable by reason of the Executive’s termination of employment under this Agreement that are subject to Code Section 409A that would, but for this paragraph, be payable during the six (6) month period following the Executive’s termination of employment, shall not be paid during such six (6) month period, but shall be paid on the first day of the seventh (7th) month following the Executive’s termination of employment.

8.4 Termination due to Death or Disability. In the event of termination of this Agreement on account of the Executive’s death or on account of the Executive’s Disability pursuant to Section 7.6, the Executive or the Executive’s estate or other legal representatives shall be entitled to receive payment of the Executive’s Accrued Benefits.

8.5 Termination in Connection with a Change in Control. Notwithstanding the other provisions of this Section 8, in the event that (a) the Employer terminates the Executive’s employment without Cause (excluding termination on account of death or Disability), or the Executive terminates her employment for Good Reason; and (b) such termination of the Executive’s employment occurs in anticipation of or within the twelve (12) month period after a Change in Control, then the Employer shall pay, subject to Section 8.7, the Executive the severance benefits described in this Section 8.5 in lieu of the benefits described in Section 8.3. The Executive’s termination of employment shall be deemed to be in anticipation of a Change in Control for purposes of this Section 8.5 if it occurs within the six (6)-month period prior to the occurrence of the Change in Control.

In addition to any Accrued Benefits owed, the severance benefits described in this Section 8.5 shall include the following:

8.5.1

A lump sum payment equal to three (3) times the Executive’s Base Compensation as of the effective date of the Executive’s termination of employment plus three (3) times the Executive’s target annual bonus for such year, with such payment to be made on the Employer’s first or second regular payroll date following the date as of which all requirements for payment have been satisfied (including, but not limited to, the execution and delivery of a Release, as described and defined in Section 8.7, and the expiration of any applicable revocation period); provided, however, that, if payable, payment shall be made no later than the end of the “applicable 2 1⁄2 month period” (as that phrase is used for purposes of the short-term deferral exemption to Code Section 409A found in Treasury Regulation Section 1.409A-1(b)(4); and

8.5.2

A lump sum payment in an amount equal to the Employer’s share of monthly premium contributions for medical, health, dental, and vision insurance benefits for the Executive and her eligible dependents, if any, for a period of thirty-six (36) months, calculated based upon the Employer’s share of monthly premium contributions for such benefits as of the date of the Executive’s termination of employment. Any taxable cash payments under this Section 8.3.3 are intended to be separation pay that is exempt from Code Section 409A by reason of the exemption for certain separation pay set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii).

8.6 No Mitigation. The Executive shall not be required to mitigate the amount of any severance benefits described in this Section 8 by seeking other employment, other than as provided in Sections 8.3.3 and 8.5.2 hereof.

8.7 Release. Payment and provision of the benefits described in Sections 8.3.2, 8.3.3, 8.5.1, and 8.5.2 hereof (the “Severance Payments”) are subject to and expressly conditioned upon the Executive’s execution and delivery to the Employer of a separation agreement and general release in favor of the Employer in form and substance satisfactory to the Employer (the “Release”), within thirty (30) days after the Executive’s termination of employment, which (after the expiration of any and all revocation periods and rights, if any) has, and not until it has, become fully effective and irrevocable, satisfactory to the Employer in the reasonable exercise of its discretion, releasing the Company, the Bank, their subsidiaries, their affiliates, and their directors, officers, employees, agents, insurers and certain others from any and all claims or potential claims arising from or related to the Executive’s employment with the Employer or the termination of that employment. In no event shall any Severance Payments be due or payable unless and until such Release becomes effective and all statutory rights to rescind, revoke or terminate the same have expired unexercised. Payment and provision of the Severance Payments are also subject to and expressly conditioned upon the Executive’s compliance with her obligations under Sections 10 and 11 of this Agreement. Anything in this Agreement to the contrary notwithstanding, in the event the Executive is determined by a court or arbitrator to have breached any of the provisions of Sections 10 or 11 of this Agreement, then the Employer shall have no further obligation to pay or provide the Severance Payments, and the Employer shall be entitled to obtain reimbursement from the Executive, and the Executive shall be obligated to reimburse the Company, for any Severance Payments previously paid to the Executive, in addition to any and all other rights or remedies available to the Employer under this Agreement or applicable law.

9.CODE SECTIONS 280G AND 4999.

Notwithstanding anything contained herein to the contrary, in the event it shall be determined that any payment or distribution made at any time by the Company, the Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which the Company or the Bank is a member, to or for the benefit of the Executive (whether paid or payable, or distributed or distributable, pursuant to the terms of this Agreement or otherwise) (a “Payment”) would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), such Payment shall be reduced to the extent necessary to ensure that no portion of such Payment will be non-deductible to the Employer by Code Section 280G or will be subject to the excise tax imposed by Code Section 4999 (the “Reduced Payment”), and the Executive shall have no further rights or claims with respect to an amount in excess of the Reduced Payment. If a Payment is reduced pursuant to this Section 9, the Employer shall reduce or eliminate the following portions of the Payment in successive order to reach the Reduced Payment: (i) first, the benefits portion of the Payment, (ii) then, the cash portion of the Payment, and (iii) then, the equity portion of the Payment. Any determination required under this Section 9 (including, without limitation, the amount of the Reduced Payment and the assumptions to be utilized in arriving at such determination) shall be made by the Employer and its tax advisors, whose determination shall be final, conclusive and binding upon the Executive.

10.CONFIDENTIALITY.

10.1 The Executive recognizes and acknowledges that certain assets of the Company, the Bank, and their affiliates or subsidiaries constitute Confidential Information.

10.2 The Executive shall not, without the prior written consent of the Company, the Bank, or any of their subsidiaries or affiliates, use or disclose, or negligently permit any unauthorized person to use, disclose, or gain access to, any Confidential Information.

10.3 Upon termination of employment, the Executive hereby agrees to deliver promptly to the Company, the Bank, or any of their subsidiaries or affiliates all memoranda, notes, records, manuals, or other documents, including all copies of such materials, containing Confidential Information, whether made or compiled by the Executive or furnished to her from any source by virtue of the Executive’s relationship with the Company, the Bank, or any of their subsidiaries or affiliates.

10.4 Regardless of the reason for her cessation of employment, the Executive will furnish such information as may be in the

Executive’s possession and will cooperate with the Company, the Bank, or any of their subsidiaries or affiliates as may reasonably be requested in connection with any claims or legal actions in which the Company, the Bank, or any of their subsidiaries or affiliates are or may become a party. The Employer will reimburse the Executive for any reasonable out-of-pocket expenses the Executive incurs in order to satisfy her obligations under this Section 10.4.

11.NON-COMPETITION AND NON-SOLICITATION.

11.1. In consideration of the covenants of the Employer contained herein, the Executive covenants and agrees with the Employer that, during the Noncompetition Restrictive Period and within a fifty (50) “air” mile radius from any location the Company, Bank, or any Subsidiary or affiliate maintains an office (the “Geographic Restricted Area”) the Executive shall not, without specific written approval of the Employer, directly or indirectly, whether on behalf of or in conjunction with any entity or person, and whether for the Executive’s own benefit or account or for the benefit or account of any person or entity other than the Company, the Bank or any of their subsidiaries or affiliates:

11.1.1	Engage in any insurance, brokerage, trust, banking, or other financial services as an owner, employee, independent contractor, consultant, director, representative, agent, or in any other capacity;

11.2 In consideration of the covenants of the Employer contained herein, the Executive covenants and agrees with the Employer that, during the Standard Restrictive Period and within the Geographic Restricted Area, the Executive shall not, without specific written approval of the Employer, directly or indirectly, whether on behalf of or in conjunction with any entity or person, and whether for the Executive’s own benefit or account or for the benefit or account of any person or entity other than the Company, the Bank or any of their subsidiaries or affiliates:

11.2.1

Directly or indirectly request, advise or otherwise cause any past, present, or future client or customer of the Company, the Bank, or any of their subsidiaries or affiliates to withdraw, curtail, or cancel his or her or its business with the Company, the Bank, or any of their subsidiaries or affiliates;

11.2.2

Directly or indirectly cause, suggest, or induce others to call on any past, present, or future client or customer of the Company, the Bank, or any of their subsidiaries or affiliates, for the purpose of (i) selling or providing to any such client or customer any products or services offered by (or that compete with the products or services offered by) the Company, the Bank, or any of their subsidiaries or affiliates, (ii) causing such client or customer to withdraw, curtail, or cancel his or her or its business with the Company, the Bank, or any of their subsidiaries or affiliates, or (iii) enticing, diverting, or taking away any such client or customer from the Company, the Bank, or any of their subsidiaries or affiliates; or

11.2.3

Canvas, solicit, or accept any business on behalf of any other bank, insurance agency, trust, or other financial services business, other than the Company, the Bank, or any of their subsidiaries or affiliates, from any past or present client or customer of the Company, the Bank, or any of their subsidiaries or affiliates.

11.3 During the Standard Restrictive Period, the Executive shall not, whether personally or in association with others, and whether on behalf of or in conjunction with any entity or person, directly or indirectly, by any means or device whatsoever, (a) solicit, aid in the solicitation of, induce, encourage, persuade or recruit, or attempt to solicit, induce, encourage, persuade or recruit, any person who is an employee, consultant, agent, or independent contractor of the Company, the Bank, or any of their subsidiaries or affiliates, to terminate or alter such employment, retention or engagement or to apply for or accept employment or retention with any other person or entity, (b) hire or employ or attempt to hire or employ, or solicit for employment or any other engagement, or cause any other person, firm, corporation or other entity to hire or employ or attempt to hire or employ or solicit for employment or any other engagement, any person who is an employee, consultant, agent, or independent contractor of the Company, the Bank, or any of their subsidiaries or affiliates, or (c) solicit, encourage or induce any person or entity known by her to have a contractual relationship with the Company, the Bank, or any of their subsidiaries or affiliates to discontinue, terminate, cancel or refrain from entering into or expanding such contractual relationship.

11.4 Other Agreements. The Executive represents and warrants that neither the Executive’s employment with the Employer nor the Executive’s performance of her obligations hereunder will conflict with or violate the Executive’s obligations under the terms of any agreement with a previous employer or other party, including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or other party. Prior to the Effective Date hereof, the Executive has provided to the Employer copies of all restrictive covenants (e.g., non-solicitation and non-competition agreements) to which she is a party in order to ensure her compliance with this Section 11.4.

12.REFORMATION AND INJUNCTIVE RELIEF.

12.1 Reformation. All the parties hereto acknowledge that the parties have carefully considered the nature and scope of this Agreement. The activities, period, and area covered by Sections 10 and 11 are expressly acknowledged and agreed to be fair, reasonable, and necessary. To the extent that any covenant contained in Sections 10 and 11 is held to be invalid, illegal, or unenforceable because of the extent of activities, duration of such covenant, the geographic area covered thereby, or otherwise, the parties agree that the court making such determination shall reform such covenant to include as much of its nature and scope as will render it enforceable and, in its reduced form, said covenant shall be valid, legal, and enforceable to the fullest extent of the law.

12.2 Injunctive Relief. The Executive acknowledges and agrees that, upon any breach by the Executive of her obligations under Sections 10 and 11 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief via a court of law of competent jurisdiction, notwithstanding Section 13 hereof. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it, including the recovery of damages from the Executive.

13.MEDIATION AND ARBITRATION.

13.1 Generally. If the Executive and the Employer have any dispute whatsoever relating to the interpretation, validity, or performance of this Agreement, or any other dispute arising out of this Agreement, every reasonable attempt will be made to resolve any differences or dispute within thirty (30) days of an issuance of written notice by either party to the other party. If a successful resolution of any differences or dispute has not been achieved to the satisfaction of both parties at the end of the thirty (30)-day period, the steps outlined in the following Sections 13.2, 13.3, and 13.4 shall apply.

13.2 ADR. Except as otherwise expressly provided hereunder, the parties agree that any and all disputes arising out of the Executive’s employment, or cessation of employment, including but not limited to any dispute, controversy, or claim arising under any federal, state, or local statute, law, ordinance, or regulation or under this Agreement, shall be resolved exclusively by Alternative Dispute Resolution described in this Agreement (“ADR”). The initiation of ADR shall first require mediation, and the parties agree to first try to settle any dispute through mediation. Mediation shall be initiated by either party by the serving of a written notice of intent to mediate (a “Mediation Notice”) by one party upon the other. If no resolution has been mutually agreed through mediation within ninety (90) days of service of a Mediation Notice, then and only then may the dispute be submitted to arbitration. Arbitration shall be initiated by the serving of a written notice of intent to arbitrate (an “Arbitration Notice”) by one party upon the other.

13.3 Mediation. In the event that a party wishes to initiate ADR with respect to a claim, a Mediation Notice must be served on the other party within six (6) months from the date on which the claim arose. If the parties cannot mutually agree on a mediator, then a mediator shall be selected in accordance with the Employment Mediation Rules of the American Arbitration Association.

13.4 Arbitration. In the event that mediation is unsuccessful and arbitration is initiated, it shall be conducted under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as modified by this Agreement. There shall be a single arbitrator to be agreed upon by the parties; provided that, if the parties are unable to agree upon a single arbitrator, the Executive and the Employer shall each name an arbitrator, and the two (2) arbitrators so named shall name a third (3rd) arbitrator. The arbitration proceedings shall be heard by the arbitrator(s), and the decision of the arbitrator, or of a majority of the panel if one has been selected, shall be final and binding on the parties. The arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. Judgment upon the arbitration award may be entered in any court of competent jurisdiction. An Arbitration Notice must be served on the other party within one (1) year from the date on which the claim arose, and failure to bring such a claim within such one (1)-year period shall constitute a waiver of such claim and an absolute bar to any further proceedings in any forum with respect to it. All mediation and arbitration proceedings shall be conducted in Bangor, Maine, unless the parties otherwise agree in writing. All arbitration proceedings shall be confidential

13.5 Costs. The cost of any mediation proceeding under this Section 13 will be paid entirely by the Employer. The cost of any arbitration proceeding shall be shared equally by the parties to the dispute; provided, however, that if the dispute is resolved in favor of the Executive, such cost shall be paid in full by the Employer. Each party shall be responsible for its own cost of representation and counsel.

14.NOTICES.

All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile or electronic mail, on the date received; (b) if delivered by overnight courier, on the day after mailing; and (c) if mailed, five days after mailing with postage prepaid. Any such notice will be sent as follows:

To the Employer:

Bar Harbor Bankshares

ATTN: Human Resources Department

82 Main Street

P.O. Box 400

Bar Harbor, ME 04609

Fax: (207) 288-2811

Email: adipaola@barharbor.bank

With copies to:

Stanley V. Ragalevsky, Esq.

Mark D. Pomfret, Esq.

K&L Gates LLP

State Street Financial Center

One Congress St., Suite 200

Boston, MA 02114-2023

Fax: (617) 261-3175

Email: stan.ragalevsky@klgates.com

             mark.pomfret@klgates.com

To the Executive:	At the address on file with the Employer

15.SUCCESSORS AND ASSIGNS.

15.1 The rights and obligations of the Executive hereunder are not assignable or delegable, and any such assignment or delegation will be null and void, provided, however, that in the event of her death any and all amounts due the Executive hereunder shall be paid to her surviving spouse, or if she has no surviving spouse, to her estate, including without limitation any amounts due the Executive under Section 8 hereof.

15.2 This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, beneficiaries, heirs, and personal representatives.

15.3 The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Employer would be required to perform them if no such succession had taken place. Each such successor shall execute a written agreement evidencing its assumption of the Employer’s obligations under this Agreement prior to the effective date of any such purchase, merger, consolidation, or other transaction.

15.4 The failure of the Employer to obtain from each successor the written agreement described in Section 15.3 shall be deemed to be a material breach of the obligations of the Employer under this Agreement, and shall entitle the Executive to incur a separation from service for Good Reason pursuant to Section 7.4.

15.5 As used in this Section 15, the Employer shall include the Company, the Bank, and any successor to all or substantially all of the business and/or assets of any of them (whether direct or indirect, by purchase, merger, consolidation, or otherwise) which executes and delivers the written agreement described in Section 15.3 or which otherwise becomes bound by all the terms and provisions of this Agreement.

16.SURVIVAL.

Notwithstanding anything contained herein to the contrary, the provisions of this Agreement which by their terms are to be performed subsequent to termination, including, without limitation, Sections 8, 10, 11, 12, and 13 and this Section 16, shall survive the termination of this Agreement and shall remain fully enforceable.

17.NON-DUPLICATION.

In the event that the Executive shall perform services for the Company, the Bank, and/or any of their direct or indirect subsidiaries, any compensation or benefits provided to the Executive by such employer or pursuant to such employer’s employee benefit plans shall be applied to offset the obligations of the Employer hereunder, it being intended that the provisions of this Agreement shall set forth the aggregate compensation and benefits payable to the Executive for all services rendered to the Company, the Bank, and any of their direct or indirect subsidiaries.

18.CODE SECTION 409A.

18.1. The Executive and the Employer acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Code Section 409A and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive and the Employer agree that:

18.1.1

The Executive will be deemed to have a date of termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A;

18.1.2

The expense reimbursements described in Section 6.5 are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

18.1.3

The payments described in Sections 8.1.1 and 8.1.2 are intended to be excepted from compliance with Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(3) as payment made pursuant to the Employer’s customary payment timing arrangement;

18.1.4	The benefits and payments described in Section 8.1.3 are expected to comply with or be excepted from compliance with Code Section 409A on their own terms; and
18.1.5

The welfare benefits provided in kind under Section 8.5.2 are intended to be excepted from compliance with Code Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income.

18.2. With respect to payments under this Agreement, for purposes of Code Section 409A, each severance payment (if there is more than one payment) will be considered one of a series of separate payments. The Executive and the Employer further agree that, to the extent not otherwise exempt, the termination benefits described in this agreement are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or as payments pursuant to a separation pay plan pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). In the case of a payment that is not excepted from compliance with Code Section 409A and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of her separation from service, the first day of the seventh month following the Executive’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Code Section 409A.

19.COMPLIANCE WITH FDI ACT.

Notwithstanding anything contained herein to the contrary, any payments to the Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

20.GENERAL PROVISIONS.

20.1. Entire Agreement. This Agreement and the attachments hereto constitute the entire understanding and agreement between the parties hereto with respect to the Employer’s employment of the Executive, and supersedes and revokes any and all prior agreements and understandings, whether oral or written, between the parties relating to the subject matter of this Agreement.

20.2. Withholding. The Employer may withhold from any payments to be made hereunder such amounts as it may be required or permitted to withhold under applicable federal, state, or other law, and transmit such withheld amounts, as appropriate, to the appropriate taxing authorities.

20.3. Governing Law. This Agreement shall be interpreted under, subject to, and governed by the substantive laws of the State of Maine, without giving effect to provisions thereof regarding conflict of laws.

20.4. Modification and Waiver. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Code Section 409A and shall be subject to amendment in the future, in such manner as the Employer, in consultation with the Executive, may deem necessary or appropriate to effect such compliance; provided, that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, except by written instrument of the party charged with such waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver of any other term or condition of this Agreement or as to any subsequent occurrence of the term or condition.

20.5. Cooperation. Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

20.6. Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

20.7. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall automatically be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

20.8. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original signed agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

21.ACKNOWLEDGEMENT.

The Executive acknowledges that she was presented with this Agreement at least three days prior to executing the Agreement, has had a full and complete opportunity to review the terms, enforceability, and implications of this Agreement; that she has had a full and complete opportunity to present it to competent legal counsel for review; and that the Employer has not made any representations and warranties to the Executive concerning the terms, enforceability, and implications of this Agreement other than as reflected in this Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

Witness:	BAR HARBOR BANKSHARES

/s/ Witness	By:	/s/ Curtis C. Simard

	Name:	Curtis C. Simard
	Title:	President & CEO

Witness:	BAR HARBOR BANK & TRUST

	By:	/s/ Curtis C. Simard
/s/ Witness
	Name:	Curtis C. Simard
	Title:	President & CEO

Witness:	EXECUTIVE

/s/ Witness	/s/ Josephine Iannelli
JOSEPHINE IANNELLI